UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

U.S. Silica Holdings, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 16, 2024

July 8, 2024

As previously disclosed, on April 26, 2024, U.S. Silica Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Star Holding LLC, a Delaware limited liability company (“Parent”), and Star Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc. On May 24, 2024, the Company filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (the “Preliminary Proxy Statement”). On June 11, 2024, the Company filed with the SEC a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held virtually on July 16, 2024 at 9:00 a.m. Central Time in connection with the Merger (the “Special Meeting”), which the Company first mailed to its stockholders on or about June 11, 2024.

This Schedule 14A (the “Schedule”) is being filed to update and supplement the Definitive Proxy Statement. The information contained in this Schedule is incorporated by reference into the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.

In connection with the Merger, fifteen demand letters have been received by the Company sent on behalf of, and two complaints have been filed on behalf of, purported stockholders of the Company challenging the adequacy of certain disclosures made in the Preliminary Proxy Statement and the Definitive Proxy Statement (collectively, the “Stockholder Actions”). The two complaints were both filed in the Supreme Court of the State of New York, County of New York and are captioned Scott v. U.S. Silica Holdings, Inc., et al., Index No. 653236/2024, and Weiss v. U.S. Silica Holdings, Inc., et al., Index No. 653241/2024, respectively. The Company believes that the allegations in the Stockholder Actions are without merit.

The Company denies that it has violated any laws or breached any duties to the Company’s stockholders, denies all allegations in the Stockholder Actions, and believes no supplemental disclosure to the Definitive Proxy Statement was or is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of potential litigation, to moot certain of plaintiffs’ disclosure claims, to avoid potential delay or disruption to the Merger, and to provide additional information to the Company’s stockholders, the Company has determined to voluntarily supplement the Definitive Proxy Statement with the below disclosures. The Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with applicable law and nothing in the below supplemental disclosures will be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein.

To the extent that information in the below supplemental disclosures differs from, or updates information contained in, the Definitive Proxy Statement, the information in the below supplemental disclosures will supersede or supplement the information in the Definitive Proxy Statement. Except as otherwise described in the below supplemental disclosures, the Definitive Proxy Statement, the annexes to the Definitive Proxy Statement and the documents referred to, contained in or incorporated by reference in the Definitive Proxy Statement are not otherwise modified, supplemented or amended.

Supplemental Disclosures to Definitive Proxy Statement

The following information supplements the Definitive Proxy Statement, and should be read in conjunction with the Definitive Proxy Statement, which is available at the SEC’s website, www.sec.gov, and which should be read in its entirety, including the annexes thereto. The information contained in this supplement is incorporated by reference into the Definitive Proxy Statement. All page references in the information below are references to pages in the Definitive Proxy Statement, and the terms used below have the meanings set forth in the Definitive Proxy Statement.

The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding to the ninth full paragraph on page 43 of the Definitive Proxy Statement, the following (with new text in bold and underlined):

Beginning on February 27, 2024, and continuing through April 26, 2024, Apollo and its representatives conducted due diligence on U.S. Silica and engaged in ongoing discussions with U.S. Silica management regarding the Company, its future prospects and management’s plans for the business. During the course of these discussions, Apollo indicated they did not have an executive team identified to replace existing management and discussed that their general approach with any new investment is to retain existing management in the immediate period post-closing. Based on these discussions, Mr. Shinn came to the view that he and other members of the executive team would be retained after the closing of any potential transaction, although specific roles and compensation for Mr. Shinn and other members of the executive team post-transaction were not discussed.

The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding to the last paragraph on page 45, carrying over to page 46, of the Definitive Proxy Statement, the following (with new text in bold and underlined):

On April 9, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. The Board, U.S. Silica’s management and U.S. Silica’s advisors again reviewed the strategic alternatives that had been discussed at the Board’s March 28 and April 4 meetings. The Board, U.S. Silica’s management and U.S. Silica’s advisors then discussed the Updated 2024 Apollo Proposal and the March Party B Proposal, noting that the March Party B Proposal contained significantly more execution risk for several reasons, including the complexity of the transaction, that debt financing had not been secured, that Party B had not committed to funding any shortfall in debt financing and that Party B and U.S. Silica would need to conduct a significant amount of mutual due diligence given the asset carveout complexity of the transaction and U.S. Silica’s need to fully understand the value of the equity consideration that would be distributed to U.S. Silica Stockholders. The Board, U.S. Silica’s management and U.S. Silica’s advisors also expressed concerns about the value of the equity interest in Combined EnergyCo for the reasons previously discussed. The Board, U.S. Silica’s management and U.S. Silica’s advisors also discussed that the transaction contemplated by the Updated 2024 Apollo Proposal was less complex than the transaction contemplated by the March Party B Proposal and that Apollo committed in the Updated 2024 Apollo Proposal to signing definitive agreements relatively quickly, had provided “highly confident” letters from credible financial institutions and had committed to funding the entire equity component of the financing, and had conducted a significant amount of due diligence to date. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management and U.S. Silica’s advisors, the Board concluded that Apollo would need to meaningfully increase its offer price from the offer price proposed in the Updated 2024 Apollo Proposal in order for U.S. Silica to continue its engagement regarding a potential transaction. The Board also directed U.S. Silica’s management to prepare a responsive letter to Party B in order to obtain clarity on certain critical unresolved open points, including whether Party B would fund any shortfall in the debt financing and the valuation ascribed to the equity consideration outlined in the March Party B Proposal. The Board also discussed that U.S. Silica should proceed with Apollo and Party B in parallel, but that U.S. Silica may need to grant Apollo exclusivity if Apollo were to offer a sufficiently improved offer price. The Board then discussed the potential benefits of forming a Transaction Committee (as a committee of convenience, to be able to respond nimbly to the day-to-day aspects of negotiations) to provide regular input and direction to U.S. Silica’s management and U.S. Silica’s advisors. Following discussion, the Board concluded that it would be in the best interest of U.S. Silica and U.S. Silica Stockholders to form a Transaction Committee (as a committee of convenience); however, the Transaction Committee was not empowered to make recommendations or decisions regarding whether to move forward with any potential transaction, nor was the Transaction Committee empowered to veto any transaction. The Transaction Committee initially consisted of Simon Bates, Peter Bernard, Diane Duren and Mr. Shinn. Such directors were selected for the Transaction Committee based on their relevant experience and qualifications to serve on such a committee. The members of the Transaction Committee were not provided any additional compensation in connection with their service on the Transaction Committee. The decision to form the Transaction Committee was not the result of any actual or potential conflict of interest of any member of the Board. The Board then directed the Transaction Committee to meet to preliminarily determine a counteroffer to present to Apollo.

The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding the following as a new paragraph following the first paragraph on page 48 of the Definitive Proxy Statement (with new text in bold and underlined):

On April 19 and 20, 2024, a representative of Apollo asked Mr. Shinn whether he was authorized by the U.S. Silica Board to discuss terms of post-closing employment. Mr. Shinn responded that management was not authorized to do so and the parties did not engage in such discussions.

The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding to the second full paragraph on page 50 of the Definitive Proxy Statement, the following (with new text in bold and underlined):

Following the meeting of the Board on April 26, 2024, representatives of the parties executed the transaction documents. Before the opening of the market on April 26, 2024, U.S. Silica issued a press release announcing the transaction, followed by U.S. Silica’s earnings press release for the first quarter of 2024. The press release announcing the transaction also noted that the Merger Agreement included a 45 day go-shop period that would expire at 12:01 a.m. (Eastern time) on June 10, 2024. The press release indicated that U.S. Silica would continue to be led by Mr. Shinn and the current executive team post-closing. As of the date of such press release, Apollo had not discussed with Mr. Shinn or other members of U.S. Silica’s current executive team the terms of any proposed retention.

The disclosure under the subsection captioned “Background of the Merger” is hereby amended and supplemented by adding to the fourth full paragraph on page 50 of the Definitive Proxy Statement, the following (with new text in bold and underlined):

In connection with the go-shop period, representatives of Piper Sandler communicated with 95 parties to gauge such parties’ interest in making an alternative acquisition proposal. Of those 95 parties, U.S. Silica executed confidentiality agreements with 15 parties, including Party B. Party B’s confidentiality agreement amended, restated, and superseded the confidentiality agreement U.S. Silica entered into with Party B on February 1, 2024. This amended and restated confidentiality agreement included a standstill provision that was consistent with the standstill provision in the confidentiality agreement U.S. Silica entered into with Party B on February 1, 2024, except that the amended and restated confidentiality agreement specifically permitted Party B to make an Acquisition Proposal (as that term is defined in the Merger Agreement) at any time. The standstill agreement U.S. Silica entered into with certain significant equityholders of Party B on February 1, 2024 remained in effect. None of the other confidentiality agreements contained a standstill provision. Subsequently to entering into the confidentiality agreements, U.S. Silica provided to such parties non-public information relating to U.S. Silica.

The disclosure under the subsection captioned “Opinion of Piper Sandler” is hereby amended and supplemented by adding to the first full paragraph on page 59 of the Definitive Proxy Statement and the table that follows that paragraph, the following (with new text in bold and underlined):

Based on these criteria, Piper Sandler selected the following public companies and calculated the EV and EBITDA for calendar year 2024 (“2024 EBITDA”) for each selected public company, and then derived the EV/2024 EBITDA multiples for the selected public companies. This analysis indicated, to the extent sufficient information was publicly available, the following EV/2024 EBITDA multiples:

	EV ($m)	Market Cap ($m)	EV /2024 EBITDA
Compass Minerals International, Inc.	1,419	537	7.6x
Elementis plc	1,249	1,023	7.6x
Ingevity Corporation	3,131	1,764	8.2x
Minerals Technologies Inc.	3,094	2,332	7.7x
Oil-Dri Corporation of America	540	520	N/A

The disclosure under the subsection captioned “Opinion of Piper Sandler” is hereby amended and supplemented by adding to the fifth full paragraph on page 59 of the Definitive Proxy Statement and the table that follows that paragraph, the following (with new text in bold and underlined):

Based on these criteria, Piper Sandler selected the following public companies and calculated the EV and the 2024 EBITDA for each selected public company, and then derived the EV/2024 EBITDA multiples for the selected public companies. This analysis indicated the following EV/2024 EBITDA multiples:

	EV ($m)	Market Cap ($m)	EV /2024 EBITDA
Pure-Play Proppant and Proppant Logistics
Atlas Energy Solutions Inc.	2,828	2,590	6.1x
Smart Sand, Inc.	104	91	2.9x
Solaris Oilfield Infrastructure, Inc.	405	376	4.4x
Frac Service with Proppant / Logistics Exposure
Liberty Energy Inc.	4,212	3,935	3.8x
Patterson-UTI Energy, Inc.	5,778	4,668	3.8x
ProFrac Holding Corp.	2,438	1,300	3.3x

The disclosure under the subsection captioned “Opinion of Piper Sandler” is hereby amended and supplemented by adding to the third full paragraph on page 60 of the Definitive Proxy Statement, the following (with new text in bold and underlined):

The high and low per share values for the Adjustment Burdening case and the No Burden case were calculated by (i) (x) adding (1) the implied high and low EVs for the industrial and specialty products segment for such case as set forth in “Selected Public Companies Analysis—Industrial and Specialty Products Segment” and (2) the implied high and low EVs for the oil and gas proppants segment for such case as set forth in “Selected Public Companies Analysis—Oil and Gas Proppants Segment,” respectively, subtracting (y) the Company’s net debt ($575 million) and noncontrolling interests ($6 million) from each amount, and (ii) dividing the resulting amounts by the Company’s fully diluted shares of the Common Stock outstanding as of March 31, 2024 (81.6 million).

The disclosure under the subsection captioned “Opinion of Piper Sandler” is hereby amended and supplemented by adding to the last paragraph on page 60 of the Proxy Statement and the table that follows that paragraph and carries over to page 61 of the Definitive Proxy Statement, the following (with new and amended text in bold, underlined, and strikethrough):

Based on these criteria, Piper Sandler identified and analyzed the following 10 selected transactions. For this selected M&A transactions analysis, Piper Sandler calculated the EV and LTM EBITDA for each selected M&A transaction, and then derived the EV/LTM EBITDA multiples for the selected M&A transactions. The analysis indicated the following EV/LTM EBITDA multiples for the selected M&A transactions:

Announcement Date	Acquiror	Target	EV ($m)	EV/LTM EBITDA
March ~~21~~1, 2021	Cerberus Capital Management, L.P. / Koch Minerals & Trading, LLC	PQ Group Holdings Inc.’s PQ Performance’s Chemicals Business	1,100	7.7x
June 29, 2018	Elementis plc	Mondo Minerals Holding B.V.	553	8.8x
March 23, 2018	U.S. Silica	EP Minerals	750	12.5x
August 2, 2017	Genesis Energy, L.P.	Tronox Limited’s Alkali Business	1,325	8.0x
December 12, 2016	Imerys S.A.	Kerneos	938	8.9x
December 9, 2016	Evonik Industries AG	J.M. Huber Corporation’s Silica Business	630	10.5x
April 14, 2016	Calgon Carbon Corporation	Arkema S.A.’s Activated Carbon and Filter Aid Business	163	9.5x
February 3, 2015	Tronox Limited	FMC Corporation’s Alkali Chemicals Business	1,640	9.8x
November ~~5~~6, 2014	Imerys S.A.	S&B Minerals Finance S.C.A.	944	8.1x
March 10, 2014	Minerals Technologies Inc.	AMCOL International Corp.	1,720	11.8x

The disclosure under the subsection captioned “Opinion of Piper Sandler” is hereby amended and supplemented by adding to the second paragraph on page 62 of the Definitive Proxy Statement, the following (with new text in bold and underlined):

The high and low per share values for the Adjustment Burdening case and the No Burden case were calculated by (i) (x) adding (1) the implied high and low EVs for the industrial and specialty products segment for such case as set forth in “Selected M&A Transaction Analysis—Industrial and Specialty Products Segment” and (2) the implied high and low EVs for the oil and gas proppants segment for such case as set forth in “Selected M&A

Transaction Analysis—Oil and Gas Proppants Segment,” respectively, subtracting (y)(1) solely for the Adjustment Burdening case, an amount equal to 20% capital gains tax leakage to the extent the EV amounts for the oil and gas proppants segment exceed $478 million and (2) the Company’s net debt ($575 million) and noncontrolling interests ($6 million) from each amount, and (ii) dividing the resulting amounts by the Company’s fully diluted shares of the Common Stock outstanding as of March 31, 2024 (81.6 million).

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving U.S. Silica Holdings, Inc. (the “Company”) and funds managed by affiliates of Apollo Global Management, Inc. (the “Merger”). A special meeting of the Company’s stockholders will be held on July 16, 2024, at 9:00 a.m. Central Time (the “Special Meeting”), at which meeting the Company’s stockholders will be asked to consider and vote on, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 26, 2024, by and among the Company, Star Holding LLC and Star Merger Co. (the “Merger Agreement”). On June 11, 2024, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A for the Special Meeting (the “Definitive Proxy Statement”), and the Company has filed other relevant documents with the SEC in connection with the proposed Merger. The Definitive Proxy Statement was first mailed to the Company’s stockholders on or around June 11, 2024, and contains important information about the proposed Merger and related matters. This communication is not a substitute for the Definitive Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. A copy of the Definitive Proxy Statement may be obtained free of charge from the Investor Relations Department at the Company, at 24275 Katy Freeway, Suite 600 Katy, TX 77494. Investors may also obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by the Company with the SEC in connection with the proposed Merger at the SEC’s website at http://www.sec.gov, and at the Company’s website at ussilica.gcs-web.com.

Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate,” “believe,” “expect,” “estimate,” “plan”, “outlook” and “project” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which the Company operates, management’s beliefs, assumptions made by management and the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements and information contained herein are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed Merger that may be instituted against the parties to the Merger Agreement or others; (3) the inability to consummate the proposed Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval or the failure to satisfy other conditions to the completion of the proposed Merger; (4) risks that the proposed Merger disrupts current plans and operations of the Company or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the proposed Merger; (6) the amount of the costs, fees, expenses and charges related to the proposed Merger; (7) the risk that the Merger Agreement may be terminated under circumstances requiring the Company to pay a termination fee; (8) the effect of the announcement of the proposed Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (9) the effect of the announcement of the proposed Merger on the Company’s operating results and business generally; (10) the risk that the Company’s stock price may decline significantly if the proposed Merger is not consummated; and (11) the other risks and important factors contained and identified in the Company’s filings with the SEC, such as the Definitive Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as the Company’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the proposed Merger will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and team members may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Merger is available in the Company’s filings with the SEC, including in the Definitive Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.” To the extent the holdings of the Company’s securities have changed since the filing of the Definitive Proxy Statement, such changes have been or will be reflected in subsequent statements of changes in beneficial ownership on file with the SEC. The Definitive Proxy Statement and other relevant materials filed with the SEC may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at ussilica.gcs-web.com.